Exhibit 99.1

Paxar Corporation Reports Second Quarter 2006 Results

Thursday July 27, 8:45 am ET

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 27, 2006--Paxar Corporation (NYSE: PXR - News):

•	Sales increase 8.8%; highest quarter in the Company's history

•	Company increases 2006 sales guidance, driven by strong customer demand

•	Global realignment plans on track to achieve projected cost savings

Paxar Corporation (NYSE: PXR - News) today reported record sales of $233.3 million for the second quarter of 2006, compared with sales of $214.5 million for the second quarter of 2005. Net income of $14.6 million, or $0.35 per share, was reported for the second quarter of 2006, versus net income of $14.4 million, or $0.35 per share, for the second quarter of 2005. Excluding the effects of integration and restructuring charges of $1.6 million, or $0.03 per share, net income for the second quarter of 2006 was $15.8 million, or $0.38 per share, while on the same basis the comparable figure for 2005 was net income of $16.1 million, or $0.39 per share. (See attached 2006 Reconciliation of GAAP to Non-GAAP Measures.)

Second quarter 2006 earnings per share also included a charge of $0.8 million, or $0.02 per share, related to the impact of expensing share-based compensation pursuant to the adoption of FAS 123®.

For the first six months of 2006, the Company reported sales of $432.9 million compared with sales of $401.7 million for the first six months of 2005. Net income of $19.8 million, or $0.47 per share, was reported for the first six months of 2006, versus net income of $19.7 million, or $0.48 per share, for the first six months of 2005. Excluding the effects of integration and restructuring charges of $4.6 million, or $0.08 per share, net income for the first six months of 2006 was $23.3 million, or $0.56 per share, while on the same basis the comparable figure for 2005 was net income of $22.0 million, or $0.53 per share. (See attached 2006 Reconciliation of GAAP to Non-GAAP Measures.)

For the first six months of 2006 earnings per share also included a charge of $1.7 million, or $0.03 per share, related to the impact of expensing share-based compensation pursuant to the adoption of FAS 123®.

Sales in the second quarter of 2006 increased 8.8% from the second quarter of 2005. Organic sales increased by 6.5% principally due to continued significant growth in Asia Pacific, most notably in the apparel business, and strong bar code machine sales as well as growth in the EMEA region. Acquisitions, specifically Paxar India and Adhipress S.A., increased sales by 2.5%. Foreign currency fluctuations resulted in a 0.2% decline in sales in the quarter as compared to the second quarter of 2005.

Rob van der Merwe, President and Chief Executive Officer, said, "Our strong second quarter growth was a continuation of demand for our merchandising and supply chain solutions globally, and I am pleased to report excellent continuing organic growth throughout the first half of 2006. I am also pleased with the underlying strength of volumes flowing through our businesses and regions as well as progress made to realign our resources to better service our customers."

Mr. van der Merwe continued, "During the second quarter we made good progress in the realignment of apparel identification production in our European operations and initiated further steps to shift US-based apparel capacity offshore. This program will continue throughout the balance of the year and into the latter part of 2007, resulting in Paxar being better able to support its customers, globally. Due to progress made in executing the initial phase of our global realignment plan, as anticipated, we incurred some up-front costs, which along with costs associated with the rapid expansion in our Asia Pacific operations, negatively impacted reported margins in the quarter. We also experienced lower margins on certain new products which are in their initial ramp-up phase."

The Company today reaffirmed that it will incur one-time cash costs of $20 million to $25 million over the life of the program, which will be substantially completed by the third quarter of 2007. These expenses relate to manufacturing and associated support costs. Other non-cash charges over the same time frame are expected to range from $5 million to $8 million. The Company estimates that the impact of these plans will result in $15 million of savings in 2007 and expects to achieve ongoing savings at an annual rate of $20 million to $25 million by the end of 2007.

Outlook for 2006

The Company announced that it has increased its 2006 sales guidance to a range of $840 million to $860 million reflecting continuing momentum following a strong first half of 2006. The Company reaffirmed earnings per share guidance in the range of $1.13 to $1.23, before the adoption of FAS 123® and excluding integration and restructuring charges. Including the impact of FAS 123®, earnings per share are projected to be in the range of $1.07 to $1.17, excluding integration and restructuring charges.

Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, merchandising, information services and supply chain solutions enables the Company to satisfy customer needs around the world.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2005 Annual Report on Form 10-K.

For more information on Paxar call Investor Relations - 914.697.6862 or visit our Company's Web site www.paxar.com

PAXAR CORPORATION
Consolidated Statements of Income
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Sales	$233.3	$214.5	$432.9	$401.7
Cost of sales	143.7	130.7	269.0	247.2
Gross profit	89.6	83.8	163.9	154.5
Selling, general and
administrative expenses	68.0	60.7	131.5	121.4
Integration/restructuring and
other costs	1.6	1.8	4.6	2.6
Operating income	20.0	21.3	27.8	30.5
Other income, net	0.4	0.3	0.8	0.7
Interest expense, net	1.3	2.4	2.5	5.1
Income before taxes	19.1	19.2	26.1	26.1
Taxes on income	4.5	4.8	6.3	6.4
Net income	$14.6	$14.4	$19.8	$19.7

Basic earnings per share	$0.36	$0.36	$0.48	$0.49
Diluted earnings per share	$0.35	$0.35	$0.47	$0.48

Weighted average shares
outstanding:
Basic	41.0	40.5	40.9	40.1
Diluted	41.8	41.2	41.7	41.2

Ratios
Gross margin	38.4%	39.1%	37.9%	38.5%
SG&A to sales	29.1%	28.3%	30.4%	30.2%
Operating margin	8.6%	9.9%	6.4%	7.6%
Net margin	6.3%	6.7%	4.6%	4.9%

Effective tax rate	23.6%	25.0%	24.0%	24.5%

PAXAR CORPORATION
Consolidated Balance Sheets
(in millions)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46.6	$48.2
Accounts receivable	151.7	128.9
Inventories	116.0	99.2
Deferred income taxes	20.3	19.3
Other current assets	21.0	18.2

Total current assets	355.6	313.8

Property, plant and equipment, net	172.0	166.1
Goodwill and other intangible, net	231.9	221.6
Other assets	23.5	26.1

Total assets	$783.0	$727.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks	$3.2	$3.0
Accounts payable and accrued liabilities	135.0	118.8
Accrued taxes on income	20.3	17.8

Total current liabilities	158.5	139.6

Long-term debt	98.4	97.7
Deferred income taxes	15.2	15.9
Other liabilities	20.2	19.5
Shareholders' equity	490.7	454.9

Total liabilities and shareholders' equity	$783.0	$727.6

PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Sales	$233.3	$214.5	$432.9	$401.7

Operating income as reported	$20.0	$21.3	$27.8	$30.5
Non-GAAP adjustments:
Integration/restructuring and
other costs	1.6	1.8	4.6	2.6

Non-GAAP operating income	$21.6	$23.1	$32.4	$33.1

Non-GAAP operating margin	9.3%	10.8%	7.5%	8.2%

Net income as reported	$14.6	$14.4	$19.8	$19.7
Non-GAAP adjustments, net of
taxes:
Integration/restructuring and
other costs	1.2	1.7	3.5	2.3

Non-GAAP net income	$15.8	$16.1	$23.3	$22.0

Diluted earnings per share as
reported	$0.35	$0.35	$0.47	$0.48
Non-GAAP adjustments, net of
taxes:
Integration/restructuring and
other costs	0.03	0.04	0.08	0.05

Non-GAAP diluted earnings per
share	$0.38	$0.39	$0.56	$0.53

Non-GAAP Weighted average shares
outstanding - diluted	41.8	41.2	41.7	41.2

Contact:
Paxar Corporation
Bob Powers, 914-697-6862